Exhibit 99.1

PROVIDENT BANKSHARES ACCELERATES BALANCE SHEET TRANSITION

PROVIDES MID-QUARTER UPDATE

BALTIMORE: (December 1, 2006) - Provident Bankshares Corporation (NASDAQ:PBKS), the parent company of Provident Bank, today announced a major step forward in the company’s continuing effort to transform its balance sheet with the sale of $183 million of mortgage-backed securities. “The extended term of the flat yield curve environment has provided the opportunity to accelerate our strategy to transition the wholesale balance sheet,” said Chairman and Chief Executive Officer Gary Geisel. This sale is consistent with the company’s previously announced plans to gradually reduce the total level of investment securities held to less than 25% of total assets.

The balance sheet restructuring will improve future financial performance and reduce the level of lower yielding wholesale assets and higher rate wholesale liabilities. The ratio of investments-to-assets is projected to decline to 27% following this trade, down from 30% as of September 30, 2006.

The resulting sale proceeds will be used to retire higher rate short-term borrowings and fixed rate term borrowings and, to a lesser extent, reinvested into higher yielding securities. In conjunction with downsizing the wholesale assets portfolio, management expects to repurchase shares of common stock under its existing share repurchase program to maintain appropriate target capital ratios relative to the smaller balance sheet.

The restructuring is projected to result in a charge to fourth quarter 2006 earnings of $5.0 million, or $0.15 per share. This realized loss is expected to have minimal impact on shareholders’ equity, as the market value of the underlying securities had already been reflected in shareholders’ equity. Beginning in 2007, the balance sheet restructuring is expected to result in incremental benefits in net interest margin, Return on Assets (ROA), Return on Equity (ROE) and earnings per share (EPS). The company expects to recover the costs to execute this restructure through higher earnings per share over the next four and one-half years. Improvements to financial results are projected to last more than ten years.

Details of the transaction follow:

•	Sold $183 million of Mortgage Backed Securities, yielding approximately 4.40%

•	Extinguished $32 million of term debt, at a rate of approximately 6.00%

•	Retired $120 million of short-term borrowings, at a rate of approximately 5.35%

•	Reinvested into $36 million of securities at current market rates

•	Restructured $95 million of floating-rate term borrowings, slightly enhancing the Bank’s interest rate risk profile

“The improvement to the Company’s net interest margin in 2007 and beyond that is expected to be produced by this transaction is especially important given the challenging rate environment,” said Chairman and Chief Executive Officer Gary Geisel.

Management Discussion of Mid-Quarter Trends

Although the restructuring will provide incremental benefits, management believes that existing challenges will persist into 2007. Consistent with the industry, the Bank’s funding costs are increasing due to concentrated growth in higher yielding deposit products. The Company is also experiencing lower than expected growth of deposit service fees, which is resulting in lower non-interest income than previously projected. It is anticipated that deposit service fees will continue to grow but at a more modest rate. As a result of these facts, as well as the restructuring charge described above, management now believes it is necessary to revise the earnings per share consensus estimate for 2006 to a range of $2.11 to $2.13.

Provident continues to benefit from the strong regional economy in which it operates. Customer relationships are increasing, and overall deposit levels are stable. Home equity and commercial loan production is strong, and credit quality continues to be sound.

The Company believes that its plan that was announced at the end of the third quarter to address the current deposit mix and growth issues is progressing well and is on schedule. Sales initiatives and new programs such as Business Benefit Banking and a Remote Deposit Capture pilot program have been introduced. The Company has also implemented some short-term cost savings measures and, with the assistance of outside professional resources, is reviewing all lines of business and internal operating processes with the objective of achieving improved efficiencies.

“I have full confidence in the management team and the initiatives that were begun two months ago to address the challenges that Provident and many others in the industry are facing. This is a work in progress and represents management’s proactive approach to a difficult and challenging banking environment that we expect to continue well into 2007. We believe these initiatives will position us well for future success,” said Chairman and Chief Executive Officer Gary Geisel.

About Provident Bankshares Corporation

Provident Bankshares Corporation is the holding company for Provident Bank, the second largest independent commercial bank headquartered in Maryland. With $6.4 billion in assets, Provident serves individuals and businesses in the key urban areas of Baltimore, Washington and Richmond through a current branch network of 154 offices in Maryland, Virginia, and southern York County, PA. Provident Bank also offers related financial services through wholly owned subsidiaries. Securities brokerage, investment management and related insurance services are available through Provident Investment Center and leases through Court Square Leasing and Provident Lease Corp. Visit Provident on the web at www.provbank.com.

Forward-looking Statements

This press release, as well as other written communications made from time to time by Provident Bankshares Corporation and its subsidiaries (the “Company”) and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth, revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; asset quality and levels of non-performing assets; current and future capital management programs; non-interest income levels, including fees from services and product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. No forward-looking statement can be guaranteed, and actual results may differ from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this release should be evaluated together with the uncertainties that affect the Company’s business, particularly those mentioned under the headings “Forward –Looking Statements” and “Item 1A. Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2005, and its reports on Forms 10-Q and 8-K which the Company incorporates by reference.